                                 LOAN AGREEMENT

                                      among

                                 FUEL TECH, INC.

                                       and

                       WACHOVIA BANK, NATIONAL ASSOCIATION

                            Dated as of July 31, 2006

                                TABLE OF CONTENTS
                                                                                                               PAGE

ARTICLE I DEFINITIONS.............................................................................................1

ARTICLE II CREDIT ACCOMMODATIONS..................................................................................6

         2.1      The Revolving Credit Facility...................................................................6
         2.2      Interest........................................................................................8
         2.3      Borrowing, Payments and Computations............................................................9
         2.4      Prepayments.....................................................................................9
         2.5      Requirements of Law............................................................................10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BORROWER.......................................................10

         3.1      Good Standing of the Borrower; Authorization...................................................10
         3.2      Compliance with Laws and Other Agreements......................................................11
         3.3      No Conflict; Governmental Approvals............................................................11
         3.4      Financial and Other Information Regarding Borrower.............................................11
         3.5      Taxes..........................................................................................11
         3.6      Encumbrances and Guaranties....................................................................11
         3.7      Material Adverse Changes.......................................................................12
         3.8      Margin Securities..............................................................................12
         3.9      ERISA..........................................................................................12
         3.10     Pending Litigation.............................................................................12
         3.11     Valid, Binding and Enforceable.................................................................12
         3.12     No Untrue Statements...........................................................................12
         3.13     Material Contracts.............................................................................13
         3.14     Business Interruptions.........................................................................13

ARTICLE IV CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BANK...................................................13

         4.1      Documents to be Delivered by the Borrower at Closing...........................................13
         4.2      Conditions Precedent to Making Revolving Credit Loans..........................................14

ARTICLE V AFFIRMATIVE COVENANTS OF THE BORROWER..................................................................14

         5.1      Use of Proceeds................................................................................14
         5.2      Financial Statements and Other Reports.........................................................14
         5.3      Ordinary Course of Business; Records...........................................................15
         5.4      Information for the Bank.......................................................................15
         5.5      Insurance......................................................................................15
         5.6      Maintenance....................................................................................15
         5.7      Taxes..........................................................................................15
         5.8      Leases.........................................................................................16
         5.9      Existence; Certain Rights; Laws................................................................16
         5.10     Notice of Litigation or Other Proceedings......................................................16
         5.11     Indebtedness...................................................................................16
         5.12     Notice of Events of Default....................................................................16

         5.13     ERISA..........................................................................................16
         5.14     Deposit Accounts...............................................................................17
         5.15     Financial Covenants............................................................................17
         5.16     Compliance with Environmental Laws.............................................................17
         5.17     Management.....................................................................................17
         5.18     Further Actions................................................................................17

ARTICLE VI NEGATIVE COVENANTS....................................................................................17

         6.1      Fundamental Changes............................................................................17
         6.2      Indebtedness...................................................................................18
         6.3      Encumbrances...................................................................................18
         6.4      Guaranties.....................................................................................19
         6.5      Sales and Lease-Backs..........................................................................19
         6.6      Loans and Investments..........................................................................19
         6.7      Change in Business.............................................................................20
         6.8      Intentionally Omitted..........................................................................20
         6.9      ERISA..........................................................................................20
         6.10     Restricted Payments............................................................................20
         6.11     Compliance with Federal Reserve Board Regulations..............................................20
         6.12     Amendment of Documents.........................................................................20
         6.13     Prepayment of Indebtedness.....................................................................20
         6.14     Intercompany Restriction.......................................................................21
         6.15     Restrictions on Stock Transfer.................................................................21
         6.16     Transactions with Affiliates...................................................................21

ARTICLE VII EVENTS OF DEFAULT....................................................................................21

         7.1      Failure to Pay.................................................................................21
         7.2      Breach of Covenants or Conditions..............................................................22
         7.3      Defaults in Other Agreements...................................................................22
         7.4      Agreements Invalid.............................................................................22
         7.5      False Warranties; Breach of Representations....................................................22
         7.6      Judgments......................................................................................22
         7.7      Bankruptcy or Insolvency of the Borrower.......................................................22
         7.8      Other Agreements...............................................................................23
         7.9      Material Adverse Change........................................................................23

ARTICLE VIII REMEDIES............................................................................................23

         8.1      Further Advances; Acceleration; Setoff.........................................................23
         8.2      Further Remedies...............................................................................24

ARTICLE IX MISCELLANEOUS.........................................................................................24

         9.1      Remedies Cumulative; No Waiver.................................................................24
         9.2      Notices........................................................................................24
         9.3      Costs, Expenses and Attorneys' Fees............................................................25
         9.4      Survival of Covenants..........................................................................25
         9.5      Counterparts; Effectiveness....................................................................25
         9.6      Headings.......................................................................................25
         9.7      Payment Due On A Day Other Than A Business Day.................................................26


         9.8      JUDICIAL PROCEEDINGS...........................................................................26
         9.9      Governing Law..................................................................................26
         9.10     Integration....................................................................................26
         9.11     Amendment and Waiver...........................................................................26
         9.12     Successors and Assigns.........................................................................26
         9.13     Severability of Provisions.....................................................................27
         9.14     JURY WAIVER....................................................................................27
         9.15     Indemnification................................................................................27
         9.16     Patriot Act Notice.............................................................................28


Exhibit 10.1
                                 LOAN AGREEMENT


                  THIS LOAN AGREEMENT ("AGREEMENT"), dated as of July 31, 2006 is by and between FUEL TECH, INC., a Massachusetts corporation (the "BORROWER"), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (the "BANK").

                                   BACKGROUND

                  The Bank and the Borrower desire to set forth the terms and conditions under which the Bank will make available to the Borrower certain credit facilities to be used for the purposes specified in this Agreement. Accordingly, the Bank and the Borrower, each intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  The following terms shall have the following meanings in this
Agreement:

                  "Affiliate" shall mean any Subsidiary of the Borrower and any Person or entity that, now or hereafter, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common ownership or control with the Borrower. For purposes of this definition, the terms "control," "controls" and "controlled" shall refer to the power to determine the management or policies of a Person, whether resulting from an official position or capacity with such Person, direct or indirect beneficial ownership of at least ten percent (10%) of the voting securities or other equity interests of such Person, or otherwise.

                  "Agreement" shall mean this Agreement, together with all exhibits, amendments, modifications and supplements hereto as may be in effect from time to time.

                  "Applicable Law" shall mean all applicable provisions of (i) constitutions, statutes, rules, regulations and orders of governmental authorities of any kind having jurisdiction over the Bank or the Borrower, (ii) authorizations, consents, approvals, and licenses of such governmental authorities, (iii) judgments, and (iv) common law and equity.

                  "Bank" shall have the meaning specified in the initial paragraph of this Agreement, together with its successors and assigns.

                  "Borrower" shall have the meaning specified in the initial paragraph of this Agreement, together with its successors and permitted assigns.

                  "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks in Philadelphia, Pennsylvania are authorized or required to close under the laws of the State of Illinois and, if the applicable day relates to an LIBOR-Based Rate Loan, or notice with respect to a LIBOR-Based Rate Loan, a day on which dealings in United States dollar deposits are also carried on in the London interbank market and banks are open for business in London.

                  "Capital Expenditures" shall mean any expenditure that would be classified as a capital expenditure on a statement of cash flow of the Borrower prepared in accordance with GAAP.

                  "Capital Lease" shall mean any lease of property which, in accordance with GAAP, should be capitalized on the lessee's balance sheet.

                  "Capital Lease Obligation" shall mean the amount of the liability which, according to GAAP, should be capitalized or disclosed with respect to a Capital Lease.

                  "Capital Stock" shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other equity interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

                  "Closing" shall mean the execution and delivery to the Bank of all of the documents and instruments required by the terms of this Agreement and the closing of the transactions contemplated by this Agreement.

                  "Closing Date" shall mean the date on which the Closing takes place.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Compliance Certificate" shall mean a certificate completed by an authorized officer of the Borrower and submitted to the Bank, substantially in the form of Exhibit C of this Agreement.

                  "Default" shall mean the occurrence of any fact, condition or event which with the giving of notice or lapse of time, or both, would be an Event of Default.

                  "Default Rate" shall mean, with respect to any Loan, the rate otherwise applicable to the Loan plus two percent (2%), provided such interest rate shall not exceed the highest rate permitted by law.

                  "EBITDA" means, with respect to the Borrower, the earnings before interest, income taxes, depreciation and amortization, in each case determined in accordance with GAAP, of the Borrower and its Subsidiaries on a consolidated basis.

                  "Encumbrance" shall mean, as to any Person, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance in or on, or any interest or title of any vendor, lessor, lender to, or other secured party of such Person under any conditional sale or other title retention agreement or Capital Lease with respect to, any property or asset of such Person.

                  "Environmental Laws" shall mean the Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601, et seq., the Federal Resource Conversation and Recovery Act, 42 U.S.C. ss.ss. 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 1801 et seq., all other federal, state and local environmental or health laws applicable to the Borrower or its business, operations or assets now or hereafter enacted, and all rules, regulations, orders and publications adopted or promulgated pursuant thereto from time to time.

                  "ERISA" shall mean the federal Employee Retirement Income Security Act of 1974, as amended.

                  "Event of Default" shall have the meaning set forth in Article VII of this Agreement.

                  "Excluded Taxes" means, with respect to the Bank hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which the Bank is organized or in which its principal office is located or in which its applicable lending office is located, and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Bank is located.

                  "Existing Lender" means Bank of America, N.A.

                  "Federal Reserve Board" shall mean the Board of Governors of the United States Federal Reserve System.

                  "Financial Statements" shall have the meaning set forth in
Section 3.4(a) of this Agreement.

                  "Fiscal Quarter" of the Borrower shall mean each period of three months ending on March 31, June 30, September 30 and December 31.

                  "Fiscal Year" of the Borrower shall mean each period of twelve months ending December 31.

                  "Fixed Charge Coverage" shall mean EBITDA less Capital Expenditures divided by the sum of interest expense, required payments of principal, cash taxes paid and dividends.

                  "GAAP" shall mean generally accepted accounting principles, as in effect at the time of application to the provisions hereof, and consistently applied.

                  "Guaranty" shall mean any agreement, promise or undertaking of Borrower to answer for the debt of another Person.

                  "Hazardous Materials" shall mean all materials of any kind which are flammable, explosive, toxic, radioactive or otherwise hazardous to animal or plant life or the environment, including, without limitation, "hazardous wastes," "hazardous substances" and "contaminants," as such terms are defined by Environmental Laws.

                  "Indebtedness" shall mean any obligation for borrowed money, including, without limitation: (a) any obligation owed for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable and accrued liabilities included in current liabilities and incurred in respect of property purchased in the ordinary course of business; and (b) any Capital Lease Obligation.

                  "Interest Expense" as applied to the Borrower, shall mean for any period, the amount of interest paid on Indebtedness by the Borrower for such period, determined in accordance with GAAP.

                  "Interest Period" shall mean, in respect of each LIBOR-Based Rate Loan, each period commencing on the last day of the immediately preceding Interest Period and ending on the same day of the month that interest in respect of such Loan is due the number of months thereafter corresponding to the number of months specified in the definition of LIBOR-Based Rate; provided (i) the first Interest Period shall commence on the date of such Loan and end on the first day thereafter that interest in respect of such Loan is due, (ii) any Interest Period that ends in a month for which there is no day which numerically corresponds to the last day of the immediately preceding Interest Period shall end on the last day of the month, and (iii) any Interest Period that would otherwise extend past the maturity date of any Note shall end on the maturity date of such Note.

                  "Judgment" shall have the meaning set forth in Section 6.6 of this Agreement.

                  "LIBOR" shall mean with respect to each Interest Period, the rate per annum for U.S. dollar deposits with a maturity equal to the relevant Interest Period, as reported on the Telerate Page 3750 as of 11:00 a.m., London time, on the second London Business Day before such Interest Period begins (or if not so reported, then as determined by the Bank from another recognized source or interbank quotation).

                  "Leverage Ratio" means on any date of determination, the ratio of (a) Total Funded Debt of Borrower to (b) EBITDA.

                  "LIBOR-Based Rate" shall mean 1-month, 2-month, 3-month or 6 month LIBOR as selected by the Borrower plus Seventy Five basis points (.75%).

                  "LIBOR Market Index Rate" shall mean, for any day, the rate for 1 month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London Business Day, then the immediately preceding London Business Day (or if not so reported, then as determined by the Bank from another recognized source or interbank quotation).

                  "LIBOR-Based Rate Loan" shall mean any Loan accruing interest based on LIBOR.

                  "Loan Account" shall have the meaning set forth in Section 2.3 of this Agreement.

                  "Loan Documents" shall mean this Agreement, the Revolving Credit Note, and all agreements, amendments, certificates, financing statements, schedules, reports, notices, and exhibits now or hereafter executed or delivered in connection with any of the foregoing, as may be in effect from time to time.

                  "Loans" shall mean the Revolving Credit Loans.

                  "Material Contracts" shall mean any contract or other arrangement (other than any of the Loan Documents), whether written or oral, to which the Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a material adverse effect on the Borrower.

                  "Note" shall mean the Revolving Credit Note and all replacements, amendments, extensions and renewals thereof.

                  "Notice of Borrowing" shall mean an irrevocable notice provided to the Bank on a Business Day in the form of Exhibit "A" of this Agreement with respect to the Revolving Credit Loans and in accordance with the time requirements set forth in Section 2.2(a) of this Agreement.

                  "Obligations" shall mean the obligations of the Borrower: (a) to pay the principal, interest, commitment fees and any other liabilities of the Borrower under this Agreement and the other Loan Documents in accordance with the terms thereof; (b) to satisfy all of the other loans made by the Bank to the Borrower, whether hereunder or otherwise, whether now existing or hereafter incurred, whether or not evidenced by any note or other instrument, matured or unmatured, direct, absolute or contingent, joint or several, including any extensions, modifications, renewals thereof and substitutions therefor; (c) to repay the Bank all amounts advanced by the Bank at its discretion hereunder or otherwise on behalf of the Borrower, including, but without limitation, advances for principal or interest payments to prior secured parties, mortgages or lienors, or for taxes, levies, insurance, rent, wages, repairs to or maintenance or storage of any Collateral; and (d) to reimburse the Bank, on demand, for all of the Bank's reasonable expenses and costs, including the reasonable fees and expenses of its outside counsel, in connection with the negotiation, preparation, administration, amendment, modification, or enforcement of this Agreement and the documents required hereunder, including all amounts payable under Section 9.3 hereof.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                  "Permitted Encumbrances" shall have the meaning set forth in
Section 6.3 of this Agreement.

                  "Person" shall mean any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization, joint venture, court or governmental or political subdivision or agency thereof.

                  "Restricted Payments" shall mean (i) any cash dividend or other distribution of cash or property, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrower now or hereafter outstanding by the

Borrower, and any redemption, retirement, sinking funds or similar payment payable solely in such shares of that class of stock or in any class of stock junior to that class, or (iii) any cash payment or other distribution of cash or property made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any shares of any class of Capital Stock of the Borrower now or hereafter outstanding.

                  "Revolving Credit Commitment" shall have the meaning set forth in Section 2.1 of this Agreement.

                  "Revolving Credit Facility" shall mean the revolving credit facility established pursuant to Section 2.1 of this Agreement.

                  "Revolving Credit Loans" or "Revolving Credit Loan" shall mean the loans made by the Bank to the Borrower pursuant to the Revolving Credit Facility.

                  "Revolving Credit Note" shall have the meaning set forth in
Section 2.1 of this Agreement, together with all replacements, amendments and renewals thereof.

                  "Revolving Credit Termination Date" shall mean July 31, 2009, or such later date as extended in writing by the Bank.

                  "Subsidiary" shall mean, any corporation, partnership, trust, limited liability company or other business entity of which the Borrower, directly or indirectly, owns more than fifty percent (50%) of any class or classes of capital stock, partnership interests, membership units or other equity interests.

                  "Total Funded Debt" means the total amount of funded and outstanding Indebtedness of the Borrower.

                  "Variable Rate" shall mean the LIBOR Market Index Rate plus seventy five basis points (.75%), as that rate may change from day to day in accordance with changes in the LIBOR Market Index Rate.

                  "Variable Rate Loans" shall mean any Revolving Credit Loan accruing interest based on the Variable Rate.

                                   ARTICLE II

                              CREDIT ACCOMMODATIONS

                  2.1 The Revolving Credit Facility. The Bank shall make available to the Borrower, a Revolving Credit Facility in the maximum principal amount of Twenty Five Million Dollars ($25,000,000.00) (the "REVOLVING CREDIT COMMITMENT"), upon the terms and conditions set forth herein.

                      (a) Generally. At any time and from time to time during the period commencing on the Closing Date and ending on the Revolving Credit Termination Date, upon the request of the Borrower, and provided the Borrower is in compliance with the conditions precedent to making Revolving Credit Loans contained in Section 4.2 of this Agreement, the Bank shall provide to the Borrower a loan or loans, which shall be used by the Borrower for general corporate purposes, including working capital. The Borrower may use the Revolving Credit Facility during the period referred to in the preceding sentence by borrowing, repaying and reborrowing in accordance with the terms of this Agreement. The aggregate outstanding principal of the Revolving Credit Loans at any time shall not exceed the Revolving Credit Commitment. If at any time, the aggregate outstanding principal balance of all Revolving Credit Loans exceeds the Revolving Credit Commitment, then, without any requirement or demand or notice from the Bank, the Borrower shall immediately pay to the Bank the amount of such excess. Upon the Revolving Credit Termination Date, unless the same has been extended by written agreement between the Bank and the Borrower, the Revolving Credit Commitment shall terminate, all Revolving Credit Loans shall immediately mature and all Obligations under the Revolving Credit Facility shall be immediately due and payable in full.

                      (b) Letters of Credit.

                          (i) Generally. In addition to making Loans to the
Borrower under the Revolving Credit Facility as provided in Section 2.1(a) hereof, the Bank shall, upon the request of the Borrower and subject to the terms of this Agreement, also issue one or more letters of credit ("LETTERS OF CREDIT") for the account of the Borrower provided all such Letters of Credit shall not in the aggregate exceed Ten Million Dollars ($10,000,000.00). All amounts drawn under Letters of Credit shall be deemed to be loans made under the Revolving Credit Facility and evidenced by the Revolving Credit Note, and the amount available to be borrowed under the Revolving Credit Facility shall be reduced by the aggregate amounts drawn and available to be drawn at any time under all outstanding Letters of Credit. In no event shall the aggregate amount available to be drawn on all outstanding Letters of Credit plus the outstanding principal balance of Revolving Credit Loans exceed the Revolving Credit Commitment. The duration of any Letters of Credit shall not extend beyond the Revolving Credit Termination Date without the written consent of the Bank.

                          (ii) Issuance of Letters of Credit. Subject to the
provisions of Section 2.1(b)(1), the Bank shall issue Letters of Credit for the account of the Borrower, or a Subsidiary provided that the Borrower (i) provides a written request for each such Letter of Credit specifying the terms thereof, including, without limitation, the amount and the name and address of the beneficiary of such Letter of Credit; (ii) executes and delivers to the Bank an application for each such Letter of Credit pursuant to the form provided for such purpose by the Bank; and (iii) executes and delivers to the Bank such other documents and instruments which the Bank, in its sole and absolute discretion, deems reasonable and necessary. The Borrower shall pay to the Bank a per annum fee in connection with the issuance of each Letter of Credit equal to seventy five basis points (.75%) and all transactional and customary fees required by the Bank in connection with the issuance of each Letter of Credit hereunder, including, without limitation, the Bank's standard remittance, transfer and issuance fees, which fees may be deducted by the Bank from the Borrower's account as such fees are incurred.

                      (c) Revolving Credit Note. The obligation of the Borrower to repay the aggregate outstanding principal of the Revolving Credit Loans made by the Bank and to pay accrued interest thereon shall be evidenced by a promissory note to the Bank, to be executed and delivered to the Bank concurrently with the execution and delivery of this Agreement (the "REVOLVING CREDIT NOTE").

                      (d) Facility Fee. The Borrower shall pay to the Bank a quarterly unused line fee in the amount of twenty basis points (.20%) with the first unused line fee payable in arrears on October 1, 2006 and thereafter, on the first Business Day of each calendar quarter and shall be calculated by the Bank on the average daily unused amount of the Revolving Loan Commitment for the preceding calendar quarter as long as this Agreement remains in effect.

                  2.2 Interest. (a) Interest shall accrue on the unpaid principal balance of each Revolving Credit Loan from the date of such Loan at a rate per annum equal to (i) the Variable Rate; or (ii) the LIBOR-Based Rate for Revolving Credit Loans, as selected by the Borrower in accordance herewith (each, an "INTEREST RATE"). The Interest Rate for each Interest Period shall accrue each day during such Interest Period commencing on and including the first day to but excluding the last day. There shall be no more than one Interest Rate for a Loan in effect at any time. When the Variable Rate is selected for a Revolving Credit Loan, it shall be adjusted from time to time, effective as of the date of each change in the Bank's LIBOR Market Index Rate, as applicable, and shall continue to apply until another Interest Rate option is selected for that Loan. When the LIBOR-Based Rate is selected for a Revolving Credit Loan, such rate shall be fixed for each Interest Period for which it is determined and shall apply for that Loan until another Interest Rate option is selected for that Loan. The Borrower shall give the Bank irrevocable telephonic notice (confirmed in writing by a Notice of Borrowing as set forth on Exhibit A) of each proposed Revolving Credit Loan or rate conversion not later than 12:00 p.m. local time at the office of the Bank (i) on the same Business Day as each proposed Loan at or rate conversion to the Variable Rate and (ii) at least two
(2) Business Days before each proposed Loan at or rate conversion to the LIBOR-Based Rate. Each such notice shall specify (x) the date of such Loan or rate conversion, which shall be a Business Day and, in the case of a conversion from the LIBOR-Based Rate, shall be the last day of an Interest Period, (y) the amount of each advance or the amount to be converted, and (z) the Interest Rate selected by the Borrower. Notices received after 11:00 a.m. local time at the office of the Bank shall be deemed received on the next Business Day. Each LIBOR-Based Rate Loan shall be in minimum amounts of not less than One Million Dollars ($1,000,000.00) with increments of One Hundred Thousand Dollars ($100,000.00) and each Variable Rate Loan shall be in minimum amount of One Hundred Thousand Dollars ($100,000). Notwithstanding anything to the contrary contained herein, the Borrower may not elect application of a rate of interest to any Loan if such election would require the Bank to administer concurrently more than three LIBOR-Based Rate Loans for the Revolving Credit Loans. All determinations and quotations of rate by the Bank hereunder shall be conclusive and binding upon the Borrower, in the absence of demonstrable error.

                      (b) Default Rate. Upon the occurrence and during the continuance of any Event of Default, all Loans shall automatically terminate and be automatically converted to Loans bearing interest at the Default Rate, and shall be subject to the payment of all amounts then due with respect to such termination under Section 2.2(e) of this Agreement.

                      (c) Payment of Interest. The Borrower shall pay interest on the Variable Rate Loans in arrears on the last day of each consecutive calendar month and, on LIBOR-Based Rate Loans, on the earlier of last day of each Interest Period applicable thereto or quarterly (based on a calendar quarter). All accrued but unpaid interest under the Note shall also be payable, without demand, on the maturity thereof (whether by its stated terms, or upon prepayment, acceleration or otherwise). Interest shall be computed from the actual number of days elapsed and on the basis of a year of 360 days.

                      (d) Funding Losses. The Borrower shall indemnify the Bank against the Bank's loss or expense as a consequence of (i) the Borrower's failure to make any payment when due on a LIBOR-Based Rate Loan, (ii) any payment, prepayment or conversion of any LIBOR-Based Rate Loan on a date other than the date set forth in subsection (c) above, or (iii) any failure to make a borrowing or conversion after giving notice thereof ("INDEMNIFIED LOSS OR EXPENSE"). The amount of such Indemnified Loss or Expense shall be determined by the Bank based upon the assumption that the Bank funded 100% of that portion of the Loan respectively in the applicable London interbank or domestic certificate of deposit market.

                      (e) Determinations. In making the determinations contemplated by this Section, the Bank may make such estimates, assumptions, allocations and the like that it, in good faith, determines to be appropriate. All such determinations shall be final, binding and conclusive upon the Borrower, except to the extent of any demonstrable error in computation or transmission. The Bank shall furnish to the Borrower, upon request, a certificate outlining in reasonable detail the computation of any amounts claimed under this Section and the assumptions underlying such computations, provided that the failure to deliver a certificate shall not affect the Bank's right to such amounts.

                  2.3 Borrowing, Payments and Computations. The Bank shall maintain on its books the account or accounts previously established by the Borrower with the Bank (collectively, the "LOAN ACCOUNT") to which it shall charge all Loans to or for the benefit of the Borrower pursuant to the terms of this Agreement, including, without limitation, all advances to the Borrower under the Loans and to which it shall credit, in accordance with the terms hereof, each payment made by the Borrower. The records of the Bank with respect to the Loan Account shall be presumed to correctly evidence the outstanding principal balance of all Loans under this Agreement, except to the extent of any error in such records. All Loans shall be credited by the Bank directly to the Loan Account. All amounts payable by the Borrower to the Bank under this Agreement or the Note with respect to principal, interest and fees shall be paid to the Bank in immediately available funds at the address of the Bank set forth in Section 9.2 hereof or at such other address of which the Bank shall give notice to the Borrower pursuant to Section 9.2 hereof. The Bank shall have the right to debit the Loan Account for the payment of principal, interest and fees hereunder. All payments under the Note shall be applied first to the payment of interest due and payable thereunder and then to the reduction of the outstanding principal balance thereof.

                  2.4 Prepayments. Except for any charge that may be required by
Section 2.2(d) of this Agreement with respect to the prepayment of a LIBOR-Based Rate Loan, the Borrower may prepay in whole or in part, any portion of any Loan without premium or additional charge. All prepayments of any Loan shall be accompanied by the payment of accrued interest on the amount of such prepayment to the date thereof. The Borrower may make payments and prepayments of the Loans in whole or in part at any time and from time to time upon notification to the Bank not later than 12:30 p.m. Philadelphia, Pennsylvania time on the date of the proposed payment or prepayment.

                  2.5 Requirements of Law. In the event that after the date hereof, any change in any law, regulation or treaty or in the interpretation or application thereof or compliance by the Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality:

                      (a) subjects or shall subject the Bank to any tax of any kind whatsoever with respect to this Agreement, the Loans or the issuance or maintenance of Letters of Credit hereunder, or changes the basis of taxation of payments to the Bank of principal, interest or any other amount payable hereunder (except for Excluded Taxes);

                      (b) imposes, modifies or holds or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Bank, which reserve, special deposit, compulsory loan or similar requirement is not otherwise included in determination of the interest rate hereunder;

                      (c) imposes or shall impose on the Bank any other condition; and the result of any of the foregoing is to, directly or indirectly, increase the cost to the Bank of making, renewing or maintaining advances or extensions of credit or to reduce any amount receivable thereunder then, in any such case, the Borrower shall promptly pay the Bank, upon its demand, any additional amounts necessary to compensate the Bank for such additional cost or reduced amount receivable. If the Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. The good faith determination as to any additional amounts payable pursuant to the foregoing sentence by the Bank shall be conclusive in the absence of manifest error.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE BORROWER

                  In order to induce the Bank to execute and deliver this Agreement and to make the Loans available to the Borrower, the Borrower represents and warrants to the Bank that, as of the date hereof:

                  3.1 Good Standing of the Borrower; Authorization. The Borrower is a corporation, duly organized and existing and in good standing in the State of Massachusetts and is duly qualified and authorized to do business in all jurisdictions wherein failure to do so would have a material adverse affect on the Borrower or its operations. The Borrower has the corporate power to own its properties and to carry on its business as now conducted. The execution, delivery and performance of this Agreement, and the other Loan Documents have been duly authorized by all necessary corporate proceedings on the part of the Borrower. As of the date hereof, the Borrower has the Subsidiaries as set forth on Schedule 6.1.

                  3.2 Compliance with Laws and Other Agreements. The Borrower is in compliance with all laws, rules, regulations, judgments, decrees, orders, agreements and requirements which affect in any material way the Borrower, its assets or the operation of its business and has not received, and has no knowledge of, any order or notice of any governmental investigation or of any violation or claim of violation of any law, regulation, judgment, decree, order, agreement, or other governmental requirement.

                  3.3 No Conflict; Governmental Approvals. The execution, delivery, and performance of this Agreement and each of the Loan Documents will not (i) conflict with, violate, constitute a default under, or result in a breach of any provision of any applicable law, rule, regulation, judgment, decree, order, instrument or other agreement, or (ii) conflict with or result in a breach of any provision of its articles of incorporation or by-laws. No authorization, permit, consent or approval of or other action by, and no filing, registration or declaration with, any governmental authority or regulatory body is required to be obtained or made by the Borrower for the due execution, delivery and performance of this Agreement or any of the Loan Documents, except such as have been duly obtained or made prior to the Closing Date and are in full force and effect as of the Closing Date (copies of which have been delivered to the Bank on or before the Closing Date).

                  3.4 Financial and Other Information Regarding Borrower.

                      (a) The Borrower has delivered to the Bank true, correct and complete copies of (i) the financial statements of the Borrower as of March 31, 2006. Those financial statements (collectively, the "FINANCIAL STATEMENTS") present fairly the financial position of the Borrower as of March 31, 2006 and the results of the operations for the periods then ended in conformity with GAAP.

                      (b) The Borrower has no Indebtedness other than the Indebtedness set forth on Schedule 6.2 of this Agreement or the Indebtedness permitted by Section 6.2.

                  3.5 Taxes. The Borrower is not delinquent in payment of any income, property or other tax, except for any delinquency in the payment of a tax which is contested in good faith by the Borrower and for which appropriate reserves have been established in accordance with GAAP.

                  3.6 Encumbrances and Guaranties.

                      (a) All properties and assets of the Borrower are owned by the Borrower free and clear of all Encumbrances except (i) those for taxes or other government charges either not yet delinquent or the nonpayment of which is permitted by Section 3.5 of this Agreement; (ii) those not arising in connection with Indebtedness that do not materially impair the use or value of the properties or assets of the Borrower in the conduct of its businesses; (iii) Encumbrances whose release and termination is evidenced by appropriate documents on the Closing Date; (iv) the Loan Documents and the Permitted Encumbrances; and
(v) Encumbrances disclosed on Schedule 6.3 of this Agreement.

                      (b) As of the date hereof, the Borrower is not obligated under any Guaranty, except as disclosed on Schedule 3.6.

                  3.7 Material Adverse Changes. Since March 31, 2006, there has not been any material adverse change in the business, operations, properties or financial position of the Borrower. The Borrower does not know of any fact (other than matters of a general economic or political nature) which materially adversely affects, or, so far as the Borrower can now reasonably foresee, will materially adversely affect, the business, operations, properties or financial position of the Borrower or the performance by the Borrower of its obligations under this Agreement and the other Loan Documents.

                  3.8 Margin Securities. None of the assets of the Borrower include any "margin securities" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. 207, 221), and the Borrower has no present intention of acquiring any margin security.

                  3.9 ERISA. The provisions of each employee benefit plan as defined in Section 3(3) of ERISA ("Plan") maintained by the Borrower complies with all applicable requirements of ERISA and of the Code, and with all applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No reportable event, as defined in
Section 4043 of ERISA, has occurred with respect to any Plan; no Plan to which
Section 4021 of ERISA applies has been terminated; no Plan has incurred any liability to PBGC as provided in Section 4062, 4063 and 4064 of ERISA; no Plan has been involved in any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code; and there are no unfunded liabilities with respect to any Plan which are not disclosed in the Financial Statements.

                  3.10 Pending Litigation. There are no actions, suits, proceedings or investigations pending, or, to the knowledge of the Borrower threatened against or affecting the Borrower before any court, arbitrator or administrative or governmental body which, in the aggregate, might adversely affect any action taken or to be taken by the Borrower under this Agreement and the other Loan Documents or which, in the aggregate, might materially adversely affect the business, operations, properties or financial position of the Borrower, or the ability of the Borrower to perform its obligations under this Agreement and the other Loan Documents.

                  3.11 Valid, Binding and Enforceable. This Agreement and the Loan Documents have been duly and validly executed and delivered by the Borrower and constitute the valid and legally binding obligations of the Borrower enforceable in accordance with their respective terms, except as enforcement of this Agreement and the other Loan Documents may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights and except as enforcement is subject to general equitable principles.

                  3.12 No Untrue Statements. Neither this Agreement, the Loan Documents nor any other document, certificate or statement furnished or to be furnished by the Borrower or by any other party to the Bank in connection herewith contains, or at the time of delivery will contain, any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

                  3.13 Material Contracts. All of the Material Contracts are in full force and effect, and, to the Borrower's knowledge, no material defaults currently exist thereunder.

                  3.14 Business Interruptions. Within five (5) years prior to the date hereof, neither the business, nor operations of the Borrower have been materially and adversely affected in any way by any casualty, strike, lockout, order of the United States of America, or any state or local government, or any political subdivision or agency thereof, directed against the Borrower. To the Borrower's knowledge, there are no pending or threatened labor disputes, strikes, lockouts or similar occurrences or grievances against the business being operated by the Borrower.

                                   ARTICLE IV

               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BANK

                  The obligations of the Bank hereunder are conditioned upon the satisfaction by the Borrower of the following conditions precedent:

                  4.1 Documents to be Delivered by the Borrower at Closing. The Borrower shall deliver or cause to be delivered to the Bank at the Closing the following:

                      (a) This Agreement duly executed by the Borrower;

                      (b) The Revolving Credit Note duly executed by the
Borrower;

                      (c) A certificate of the Secretary or an Assistant Secretary, of the Borrower dated the Closing Date including (i) resolutions duly adopted by the Borrower authorizing the transactions under the Loan Documents;
(ii) evidence of the incumbency and signature of the officers, executing on its behalf any of the Loan Documents and any other document to be delivered pursuant to any such documents, together with evidence of the incumbency of such Secretary or Assistant Secretary; (iii) a copy of the Borrower's Articles of Incorporation and By-laws, together with the certification of the Secretary or Assistant Secretary of the Borrower as of the Closing Date that such Articles of Incorporation and By-laws represent such documents, as amended to the Closing Date; and (iv) certificates of authority or good standing for the Borrower from Massachusetts and Illinois;

                      (d) A copy of each and every authorization, permit, consent, and approval of and other action by, and notice to and filing with, every governmental authority and regulatory body which is required to be obtained or made by the Borrower for the due execution, delivery and performance of this Agreement and the other Loan Documents; and

                      (e) The opinion of Baker & McKenzie LLP, counsel to the Borrower, dated as of Closing Date, in form and substance reasonably satisfactory to the Bank and its counsel.

                      (f) Evidence of satisfaction of all Indebtedness due to the Existing Lender.

                  4.2 Conditions Precedent to Making Revolving Credit Loans. The Bank shall not be obligated to make any Revolving Credit Loans hereunder unless:

                      (a) As of the date of the proposed advance, no Event of Default or Default has occurred and is continuing;

                      (b) The representations and warranties contained in
Article III (other than Section 3.7) are true and correct on the date of the proposed advance, except that the representations and warranties in Section 3.4 shall refer to the financial statements most recently supplied to the Bank pursuant to Article V of this Agreement and the representation and warranty in
Section 3.14 shall be true and correct only as of the date hereof;

                      (c) No material adverse change has occurred in the financial condition of the Borrower since the date of the most recent financial statement delivered to the Bank; and

                      (d) If requested, the Borrower has delivered to the Bank a certificate executed by an authorized officer of the Borrower confirming the statements made in paragraphs (a), (b) and (c) above.

                                    ARTICLE V

                      AFFIRMATIVE COVENANTS OF THE BORROWER

                  The Borrower hereby covenants and agrees that from the date hereof and until satisfaction in full of the Obligations, unless the Bank shall otherwise consent in writing, it shall do the following:

                  5.1 Use of Proceeds. Use the proceeds of the borrowings hereunder only for the purposes specified in Section 2.1 of this Agreement.

                  5.2 Financial Statements and Other Reports. Furnish to the
Bank:

                      (a) within ninety (90) days after the end of each Fiscal Year, the financial statements of the Borrower on a consolidated basis including a balance sheet, statement of income and statement of cash flows, all of which shall present fairly the financial condition of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the close of such year and the results of their operations during such year, in accordance with GAAP, and shall be audited and accompanied by the unqualified opinion of nationally recognized independent public accountants and a certificate signed by such accountant to the effect that such accountant does not know of any Default or Event of Default, or, if such accountant shall have obtained knowledge of any such Event of Default or other event, specifying the nature thereof;

                      (b) within sixty (60) days after the end of each Fiscal Quarter, the quarterly management prepared financial statements of the Borrower on a consolidated basis, including a balance sheet, statement of income and a statement of cash flows, which shall present fairly the financial condition of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the close of such Fiscal Quarter and the results of their operations, during such quarter, in accordance with GAAP (without notes and subject to normal year-end adjustments), certified by the chief financial officer of the Borrower;

                      (c) concurrently with the delivery of the financial statements required by subsections 5.2(a) and 5.2(b) above, a certificate of the chief financial officer or chief executive officer of the Borrower certifying that the Borrower is in compliance with all the terms and conditions of this Agreement in the form of Exhibit B; and

                      (d) such other financial information as the Bank shall reasonably request.

                  5.3 Ordinary Course of Business; Records. Conduct its business only in the ordinary course and keep accurate and complete books and records of its assets, liabilities and operations consistent with sound business practices and in accordance with GAAP.

                  5.4 Information for the Bank. Make available during normal business hours for inspection by the Bank or its designated representatives, upon reasonable prior notice, any of its books and records when reasonably requested by the Bank to do so, and furnish the Bank any information reasonably requested regarding its operations, business affairs and financial condition within a reasonable time after the Bank gives notice of its request therefor. In particular, and without limiting the foregoing, the Borrower shall permit, during normal business hours, and upon reasonable prior notice, representatives of the Bank's Audit Department to make such periodic inspections of books, records and assets of the Borrower as such representatives deem necessary and proper. Prior notice hereunder need not be given by the Bank to the Borrower if a Default or Event of Default shall exist under this Agreement. The foregoing inspections shall be at the Borrower's principal place of business at 512 Kingsland Drive in Batavia, Illinois and shall be made in such a way as to interfere as little as possible with the conduct of Borrower's or its Subsidiaries' business. Unless an Event of Default shall exist, in no event shall the Borrower be required to pay the expenses of more than one visit per calendar year.

                  5.5 Insurance. Carry at all times with financially sound and reputable insurers commercially reasonable insurance against such hazards as are usually insured against by business entities of established reputation engaged in like businesses and similarly situated, and pay all premiums on the policies for all such insurance when and as they become due and take all other actions necessary to maintain such policies in full force and effect at all times. The Borrower shall from time to time, upon request by the Bank, promptly furnish or cause to be furnished to the Bank evidence, in form and substance satisfactory to the Bank, of the maintenance of all insurance required to be maintained hereby, including, without limitation, such originals or copies as the Bank may request of policies, certificates of insurance, riders and endorsements relating to such insurance and proof of premium payments.

                  5.6 Maintenance. Maintain its equipment, real property and other properties in good condition and repair (normal wear and tear excepted) and pay and discharge the cost of repairs thereto or maintenance thereof.

                  5.7 Taxes. Pay all taxes, assessments, charges and levies imposed upon it or on any of its property, or which it is required to withhold and pay over, and provide to the Bank evidence of payment thereof if the Bank so requests, except where contested in good faith by lawful and appropriate proceedings and where adequate reserves therefor have been set aside on its books; provided, however, that the Borrower shall pay all such taxes, assessments, charges and levies forthwith whenever foreclosure on any lien appears imminent.

                  5.8 Leases. Pay all rent or other sums required by every lease to which the Borrower is a party as the same becomes due and payable, perform all its obligations as tenant or lessee thereunder except where contested in good faith by lawful and appropriate proceedings and where adequate reserves therefor have been set aside.

                  5.9 Existence; Certain Rights; Laws. Do all things necessary to preserve and keep in full force and effect in each jurisdiction in which it conducts business its business existence, licenses, permits, rights, patents, trademarks, copyrights, trade names and franchises and comply with all present and future laws, ordinances, rules, regulations, judgments, orders and decrees, in each case which affect in any material way the Borrower, its assets or the operation of its business, and except for any sale, transfer, lease or disposition of assets permitted by Section 6.1(c).

                  5.10 Notice of Litigation or Other Proceedings. Give prompt notice to the Bank of (i) the existence of any dispute, (ii) the institution of any litigation, administrative proceeding or governmental investigation involving the Borrower or (iii) the entry of any judgment, decree or order against or involving the Borrower if any of the matters described in the foregoing sections (i), (ii) or (iii) would materially and adversely affect the operation, financial condition, property or business of the Borrower or affect the enforceability of this Agreement or any of the other Loan Documents.

                  5.11 Indebtedness. [Intentionally omitted].

                  5.12 Notice of Events of Default. Give prompt (but, in any event, within two (2) Business Days after the date thereof) notice to the Bank if the Borrower becomes aware of the occurrence of any Default or Event of Default, or of the failure of the Borrower to observe or perform any of the conditions or covenants to be observed or performed by it under this Agreement or any of the other Loan Documents.

                  5.13 ERISA. Maintain each Plan in compliance with all applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code. As promptly as practicable (but in any event not later than ten days) after the Borrower receives from the PBGC a notice of intent to terminate any Plan or to appoint a trustee to administer any Plan, after the Borrower has notified the PBGC that any reportable event, as defined in Section 4043 of ERISA, with respect to any Plan has occurred, or after the Borrower has provided a notice of intent to terminate to each affected party, as defined for purposes of Section 4041(a)(2) of ERISA, with respect to any Plan, a certificate of the chief executive officer of the Borrower shall be furnished to the Bank setting forth the details with respect to the events resulting in such reportable event, as the case may be, and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of intent to terminate or to appoint a trustee from the PBGC, of the notice of such reportable event or of the Borrower's notice of intent to terminate, as the case may be.

                  5.14 Deposit Accounts. Maintain with the Bank its primary depository and cash management accounts unless otherwise agreed in writing by the Bank.

                  5.15 Financial Covenants. Observe the following financial covenants:

                      (a) Capital Expenditure. The Borrower shall not cause, suffer or permit the Borrower's aggregate annual Capital Expenditures to exceed Seven Million Five Hundred Thousand Dollars ($7,500,000.00) for any Fiscal Year during the term of this Agreement. Such permitted Capital Expenditures are on a non-cumulative basis as to unused portions for any Fiscal Year.

                      (b) Total Funded Debt to EBITDA. The Borrower shall not permit the Leverage Ratio to exceed 2.50 to 1.00 measured as of the last day of each Fiscal Quarter combined with the immediately preceding three Fiscal Quarters commencing with the Fiscal Quarter ending September 30, 2006.

                      (c) Minimum Fixed Coverage Charge. The Borrower shall not permit the Fixed Charge Coverage to be less than 1.25 to 1.00 measured as of the last day of each Fiscal Quarter combined with the immediately preceding three Fiscal Quarters commencing September 30, 2006.

                  5.16 Compliance with Environmental Laws. Comply in all material respects with all Environmental Laws and not use any property which it owns or occupies to generate, treat, store, transport, transfer, dispose of, release or otherwise handle any Hazardous Material, except in material compliance with all Environmental Laws.

                  5.17 Management. Up until the time the Domestication (as defined in Section 6.1 hereof) is complete, furnish to the Bank within five (5) days of any election or appointment of officers or directors, written notice of any change in the persons who from time to time become officers and directors of the Borrower.

                  5.18 Further Actions. Cooperate and join with the Bank at its own expense, in taking all such further actions as the Bank, in its sole judgment, shall deem necessary to effectuate the provisions of the Loan Documents.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

                  The Borrower hereby covenants and agrees that from the Closing Date until satisfaction in full of the Obligations, it shall not do any one or more of the following without first obtaining the written consent of the Bank:

                  6.1 Fundamental Changes.

                      (a) Change its name without notice to the Bank, enter into or effect any merger, consolidation, share exchange, division, conversion, reclassification, recapitalization, reorganization or other transaction of like effect, or dissolve, except (i) Borrower may merge with or into Fuel Tech, Inc., a Delaware corporation which at the time of the merger owns all of Borrower's issued and outstanding Capital Stock, and which merger shall occur on or before March 31, 2007 pursuant to a reorganization as outlined in that certain Form S-4 Registration Statement filed with the Securities and Exchange Commission on June 5, 2006 (the "Domestication"); or (ii) any other consolidation, merger or similar transaction so long as (A) the Borrower is the surviving entity in such consolidation, merger or similar transaction and (B) the aggregate amount of consideration for all such consolidations, mergers or similar transactions provided in clause (A) is not greater than Ten Million Dollars ($10,000,000) in the aggregate.

                      (b) Acquire any of the assets or Capital Stock or assets of any Person for amount in excess of Ten Million Dollars ($10,000,000.00) whether payment is made in cash or Capital Stock or in kind;

                      (c) Sell, transfer, lease or otherwise dispose of its assets or any significant product line or process, except for (i) sales of inventory or used, worn out or surplus equipment or other assets, in the ordinary course of business or as permitted in the Loan Documents; (ii) sales of equipment if the equipment is replaced with equipment of similar value and quality; (iii) the sale, lease or abandonment of intellectual property if Borrower no longer deems it necessary to its business; or (iv) sales at arm's length and for fair market value in the ordinary course of business for One Million Dollars ($1,000,000) or less.

                      (d) Unless notice shall have been provided to the Bank not more than thirty 30 days after the formation thereof, have any Subsidiary or joint venture, other than as set forth on Schedule 6.1 of this Agreement.

                  6.2 Indebtedness. Incur, create, assume or have any Indebtedness except:

                      (a) The Loans;

                      (b) Other Indebtedness to the Bank;

                      (c) Not more than Five Million Dollars ($5,000,000.00) of Indebtedness constituting either Capital Lease Obligations or Indebtedness under agreements for the installment purchase of equipment, provided that such Indebtedness does not exceed 100% of the installment purchase price of such equipment;

                      (d) The Indebtedness set forth on Schedule 6.2 of this Agreement; and

                      (e) Additional Indebtedness not to exceed One Million Dollars ($1,000,000) in the aggregate outstanding at any time.

                  6.3 Encumbrances.

                      (a) Execute or otherwise enter into an agreement with any Person which prohibits or otherwise restricts the Borrower's ability to create or allow any Encumbrances to be on or otherwise effect any of its properties other than pursuant to this Agreement;

                      (b) Create or allow any Encumbrances to be on or otherwise affect any of its property or assets except the following (collectively, "Permitted Encumbrances"):

                          (i) Encumbrances in favor of the Bank;

                          (ii) Encumbrances for taxes, assessments and other
governmental charges incurred in the ordinary course of business which are not yet due and payable or which are being diligently contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained;

                          (iii) Pledges or deposits made in the ordinary course
of business to secure payment of worker's compensation or to participate in any fund in connection with worker's compensation, unemployment insurance or other social security obligations;

                          (iv) Good faith pledges or deposits made in the
ordinary course of business to secure performance of tenders, contracts (other than for the repayment of Indebtedness) or leases or to secure statutory obligations or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

                          (v) Liens of mechanics, materialmen, warehousemen,
carriers or other similar liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

                          (vi) Encumbrances securing Indebtedness permitted
under Section 6.2(c), provided that (A) no other covenants of this Agreement are thereby violated and (B) in the case of Encumbrances over equipment, no equipment other than the equipment so acquired secures such Indebtedness;

                          (vii) Encumbrances, if any, otherwise expressly
permitted by this Agreement;

                          (viii) Encumbrances set forth on Schedule 6.3 of this
Agreement; and

                          (ix) Judgment liens of less than Five Hundred Thousand
Dollars ($500,000) or judgment liens that have been unstayed for less than thirty (30) days.

                  6.4 Guaranties. Directly or indirectly make any Guaranty, except (i) Guaranties in favor of the Bank, (ii) intercompany Guaranties related to trade payables incurred in the ordinary course of business, or (iii) other Guaranties of not more than One Million Dollars ($1,000,000) in the aggregate outstanding at any time.

                  6.5 Sales and Lease-Backs. Sell, transfer or otherwise dispose of any property, real or personal, now owned or hereafter acquired, with the intention of directly or indirectly taking back a lease on such property, other than sale-leaseback transactions with Affiliates of not more than One Million Dollars ($1,000,000) in the aggregate outstanding at any time, if at arm's length and for fair market value.

                  6.6 Loans and Investments. (i) Purchase or invest in any investments other than as set forth in the Fuel Tech N.V. Cash Investment Policy attached hereto as Exhibit C; or (ii) make loans or advances to officers, employees or stockholders exceeding One Million Dollars ($1,000,000) in the aggregate outstanding at any time.

                  6.7 Change in Business. Discontinue any substantial part, or change the nature of, its business, or enter into any new business unrelated to the present business conducted by it if the same would have a material adverse effect on the Borrower's ability to perform its obligations under the Loan Documents.

                  6.8 Intentionally Omitted.

                  6.9 ERISA.

                      (a) Terminate any Plan to which Section 4021 of ERISA applies;

                      (b) Allow the value of the benefits guaranteed under Title IV of ERISA to exceed the value of assets allocable to such benefits;

                      (c) Incur a withdrawal liability within the meaning of
Section 4201 of ERISA.

                  6.10 Restricted Payments. Directly or indirectly declare or make any Restricted Payment or, directly or indirectly, agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for (i) any cash dividend or other distribution of cash or property, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower, now or hereafter outstanding, or (ii) any cash payment or other distribution of cash or property made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any shares of any class of Capital Stock of the Borrower now or hereafter outstanding in an amount not to exceed Five Million Dollars ($5,000,000) in any Fiscal Year.

                  6.11 Compliance with Federal Reserve Board Regulations. (i) Use any of the proceeds of the Loans, directly or indirectly, for the purposes of purchasing or carrying any "margin security" within the meaning of Regulations U of the Board of Governors of the Federal Reserve System (12 C.F.R. 207, 221), (ii) use any of the proceeds of the Loans, directly or indirectly, for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Borrower in a violation of Regulation X of such Board (12 C.F.R. 224), or (iii) take or permit to be taken any other action which would result in the Loans or the consummation of any of the other transactions contemplated hereby being violative of such regulations or any other regulation of such Board.

                  6.12 Amendment of Documents. Change or amend the Articles of Incorporation or By-Laws, other organizational documents, if any such change or amendment would affect the Borrower's ability to perform its obligations under the Loan Documents or the rights and remedies of the Bank, in each case as determined by the Bank in its sole discretion.

                  6.13 Prepayment of Indebtedness. Make any voluntary prepayments of Indebtedness other than the Loans if a Default or Event of Default has occurred and is continuing or if such prepayment will cause the occurrence of a Default or Event of Default.

                  6.14 Intercompany Restriction. Make any loan or advance to any Subsidiary, except for (i) normal course of business transactions, or (ii) loans or advances of less than One Million Dollars ($1,000,000) in the aggregate outstanding at any time.

                  6.15 Restrictions on Stock Transfer. Directly or indirectly transfer, sell or otherwise dispose of, or part with control of, or permit the transfer of any shares of its Capital Stock if the same (i) would have a material adverse effect on the Borrower's ability to perform its obligations under the Loan Documents, or (ii) would constitute or result in a material adverse change in the business, operations, properties or financial position of the Borrower; provided, however that Fuel Tech N.V. may transfer the Capital Stock of Borrower owned by it to Fuel Tech, Inc., a Delaware corporation pursuant to a reorganization as outlined in that certain Form S-4 Registration Statement filed with the Securities and Exchange Commission on June 5, 2006.

                  6.16 Transactions with Affiliates. Enter into or conduct any material transaction with any Affiliate except on terms that would be usual and customary in a similar transaction between Persons not affiliated with each other and except as disclosed to Bank. Borrower will not make any loans or extensions of credit to any of its Affiliates, shareholders, directors or officers, except for (i) the existing loans described in Schedule 6.16 attached hereto, or (ii) loans of not more than One Million Dollars ($1,000,000) in the aggregate outstanding at any time. The Borrower will cause all of its Indebtedness at any time owed to its Affiliates, shareholders, directors and officers to be subordinated in all respects to all present and future Indebtedness to the Bank and will not make any payments thereon, except as approved by the Bank in writing.

                                  ARTICLE VII

                                EVENTS OF DEFAULT

                  An event of default ("Event of Default") under this Agreement shall be deemed to exist if any one or more of the following events occurs and is continuing, whatever the reason therefor:

                  7.1 Failure to Pay. The Borrower fails to pay any amount of principal as and when due under this Agreement or any of the Loan Documents, or any amount of interest, fees or other sums within three days after the same becomes due under this Agreement or any of the Loan Documents, or any other Obligations, whether upon stated maturity, acceleration, or otherwise.

                  7.2 Breach of Covenants or Conditions. The Borrower (a) fails to perform or observe any term, covenant, agreement or condition in this Agreement set forth in Sections 5.1, 5.10, 5.12, 5.15, 5.16, 5.17 or 5.18 or in
Article VI hereof or any similar provision of any Loan Documents, or (iii) fail to perform or observe any other term, covenant agreement or condition in this Agreement or any of the other Loan Documents or is in violation of or non-compliance with any provision of this Agreement or any of the other Loan Documents, and has not remedied and fully cured such non-performance, non-observance, violation of or non-compliance within twenty (20) Business Days after the earlier of (a) the date that an officer, director, or shareholder of the Borrower has knowledge of such violation, or (b) the date that the Borrower has written notice from the Bank; provided that such cure period shall not apply to violations referred to in clause (a) above, and provided further, that during such twenty (20) Business Day period under this clause (b) the Bank's obligations to make further Loans to the Borrower shall be suspended.

                  7.3 Defaults in Other Agreements. The Borrower fails to perform or observe any term, covenant, agreement or condition contained in, or there shall occur any default under or as defined in, any other agreement applicable to the Borrower with the Bank, or by which the Borrower is bound involving a liability of the Borrower in excess of One Million Dollars ($1,000,000) which shall not be remedied within the period of time (if any) within which such other agreement permits such default to be remedied, unless such default is waived by the other party thereto or excused as a matter of law.

                  7.4 Agreements Invalid. The validity, binding nature of, or enforceability of any material term or provision of any of the Loan Documents is disputed by, on behalf of, or in the right or name of the Borrower or any material term or provision of any such Loan Document is found or declared to be invalid, avoidable, or non-enforceable by any court of competent jurisdiction.

                  7.5 False Warranties; Breach of Representations. Any warranty or representation made by the Borrower in this Agreement or in any other Loan Document or in any certificate or other writing delivered under or pursuant to this Agreement or any other Loan Document, or in connection with any provision of this Agreement, or related to the transactions contemplated hereby shall prove to have been false or incorrect or breached in any material respect on the date as of which made.

                  7.6 Judgments. A final judgment or judgments is entered, or an order or orders of any judicial authority or governmental entity is issued against the Borrower (such judgment(s) and order(s) hereinafter collectively referred to as "Judgments" and each a "Judgment") (a) for payment of money, which Judgment or Judgments, in the aggregate, is in excess of Five Hundred Thousand Dollars ($500,000); or (b) for injunctive or declaratory relief which would have a material adverse effect on the ability of the Borrower to conduct its business, and such Judgment is not discharged or execution thereon or enforcement thereof stayed pending appeal, within thirty days after entry or issuance thereof, or, in the event of such a stay, such Judgment is not discharged within thirty days after such stay expires.

                  7.7 Bankruptcy or Insolvency of the Borrower.

                      (a) The Borrower becomes insolvent, or generally fails to pay, or is generally unable to pay, or admits in writing its inability to pay, its debts as they become due, or applies for, consents to, or acquiesces in, the appointment of a trustee, receiver or other custodian for the Borrower or a substantial part of its property, or makes a general assignment for the benefit of creditors;

                      (b) The Borrower commences any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any state or federal bankruptcy or insolvency law, or any dissolution or liquidation proceeding;

                      (c) Any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any state or federal bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is involuntarily commenced against or in respect of the Borrower and such case or proceeding shall remain unstayed or undismissed for sixty (60) days; and

                      (d) A trustee, receiver, or other custodian is appointed for the Borrower or a substantial part of such Person's property.

                  7.8 Other Agreements. There shall occur any default under or as defined in, any subordination agreement in favor of the Bank.

                  7.9 Material Adverse Change. There shall occur a material adverse change in the business, operations, properties or financial position of the Borrower, in the sole judgment of the Bank.

                                  ARTICLE VIII

                                    REMEDIES

                  8.1 Further Advances; Acceleration; Setoff.

                      (a) Upon the occurrence of and during the continuance of any one or more Events of Default, the Bank may, in its sole discretion, refuse to make any further advances or Loans to the Borrower;

                      (b) Automatically upon the occurrence of any Event of Default described in Section 7.7 of this Agreement, and in the sole discretion of the Bank upon the occurrence of and during the continuance of any other Event of Default, the unpaid principal balance of all Loans, all interest and fees accrued and unpaid thereon, and all other amounts and Obligations payable by the Borrower under this Agreement and the other Loan Documents shall immediately become due and payable in full, all without protest, presentment, demand, or further notice of any kind to the Borrower, all of which are expressly waived by the Borrower and the Loans shall thereafter accrue interest at the Default Rate;

                      (c) If any of the Obligations shall be due and payable or any one or more Events of Default shall have occurred and be continuing, the Bank shall have the right, in addition to all other rights and remedies available to it, without prior notice to the Borrower, to apply toward and set-off against and apply to the then unpaid balance of the Note and the other Obligations any items or funds held by the Bank, any and all deposits (whether general or special, time or demand, matured or unmatured, fixed or contingent, liquidated or unliquidated) now or hereafter maintained by the Borrower for its own account with the Bank, and any other indebtedness at any time held or owing by the Bank to or for the credit or the account of the Borrower. If any of the Obligations shall be due and payable or any one or more Events of Default shall have occurred and be continuing, the Bank is hereby authorized to charge any such account or indebtedness for any amounts due to the Bank. Such right of set-off shall exist whether or not the Bank shall have made any demand under this Agreement, the Notes or any other Loan Document and whether or not the Notes and the other Obligations are matured or unmatured. The Borrower hereby confirms the Bank's right of set-off, and nothing in this Agreement shall be deemed any waiver or prohibition of such right of set-off.

                  8.2 Further Remedies.

                      (a) Upon the occurrence of and during the continuance of any one or more Events of Default, the Bank may proceed to protect and enforce its rights under this Agreement and the other Loan Documents by exercising such remedies as are available to the Bank in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any provision contained in this Agreement or any of the other Loan Documents or in aid of the exercise of any power granted in this Agreement or any of the other Loan Documents.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  9.1 Remedies Cumulative; No Waiver. The rights, powers and remedies of the Bank provided in this Agreement and the other Loan Documents are cumulative and not exclusive of any right, power or remedy provided by law or equity, and no failure or delay on the part of the Bank in the exercise of any right, power, or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.

                  9.2 Notices. Every notice and communication under this Agreement or any of the other Loan Documents shall be in writing and shall be given by either (i) hand-delivery, (ii) first class mail (postage prepaid),
(iii) reliable overnight commercial courier (charges prepaid), or (iv) telecopy or other means of electronic transmission, if confirmed promptly by any of the methods specified in clauses (i), (ii) and (iii) of this sentence, to the following addresses:

                           If to the Borrower:

                           Fuel Tech, Inc.
                           512 Kingsland Drive
                           Batavia, Illinois  60510
                           Attn:  Chief Financial Officer

                           With a copy to:

                           Fuel Tech, Inc.
                           Legal Department
                           512 Kingsland Drive
                           Batavia, Illinois  60510

                           If to the Bank:

                           Wachovia Bank, National Association
                           2240 Butler Pike
                           Plymouth Meeting, Pennsylvania 19462
                           Attn:  Patrick Kaufmann, Vice President
                           Fax:  (610) 397-2558

                           With a copy to:

                           Duane Morris, LLP
                           227 West Monroe Street
                           Chicago, Illinois  60606
                           Attn:  Kenneth A. Latimer, Esquire
                           Fax:   312-499-6701

                  Notice given by telecopy or other means of electronic transmission shall be deemed to have been given and received when sent. Notice by overnight courier shall be deemed to have been given and received on the date scheduled for delivery. Notice by mail shall be deemed to have been given and received three (3) calendar days after the date first deposited in the United States Mail. Notice by hand delivery shall be deemed to have been given and received upon delivery. A party may change its address by giving written notice to the other party as specified herein.

                  9.3 Costs, Expenses and Attorneys' Fees. Whether or not the transactions contemplated by this Agreement and the other Loan Documents are fully consummated, the Borrower shall promptly pay (or reimburse, as the Bank may elect) all reasonable costs and expenses which the Bank has incurred or may hereafter incur in connection with the negotiation, preparation, reproduction, interpretation and enforcement of this Agreement and the other Loan Documents, the collection of all amounts due hereunder and thereunder, and any amendment, modification, consent or waiver which may be hereafter requested by the Borrower or otherwise required. Such costs and expenses shall include, without limitation, the reasonable fees and disbursements of counsel to the Bank, the costs of appraisal fees, searches of public records, costs of filing and recording documents with public offices, and similar costs and expenses incurred by the Bank. Upon the occurrence of an Event of Default, such costs shall also include the reasonable fees of any accountants, consultants or other professionals retained by the Bank. The reimbursement obligations of the Borrower under this Section shall survive any termination of this Agreement.

                  9.4 Survival of Covenants. This Agreement and all covenants, agreements, representations and warranties made herein and in any certificates delivered pursuant hereto shall survive the making of the Loans and the execution and delivery of the Note and, subject to the provisions of Section
9.15 hereof, shall continue in full force and effect until all of the Obligations have been fully paid, performed, satisfied and discharged.

                  9.5 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts. Each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. This Agreement shall be deemed to have been executed and delivered when the Bank has received counterparts hereof executed by all parties listed on the signature page(s) hereto.

                  9.6 Headings. The headings of sections have been included herein for convenience only and shall not be considered in interpreting this Agreement.

                  9.7 Payment Due On A Day Other Than A Business Day. If any payment due or action to be taken under this Agreement or any Loan Document falls due or is required to be taken on a day which is not a Business Day, such payment or action shall be made or taken on the next succeeding Business Day and such extended time shall be included in the computation of interest.

                  9.8 JUDICIAL PROCEEDINGS. BORROWER AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT MAY BE TRIED AND LITIGATED ONLY IN STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF COOK, STATE OF ILLINOIS OR, AT THE SOLE OPTION OF BANK IN ANY OTHER COURT IN WHICH BANK SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN THE CONTROVERSY. EACH OF BORROWER AND BANK WAIVES TO THE FIRST EXTENT PERMITTED UNDER APPLICABLE LAW ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS AGREEMENT. BORROWER ACKNOWLEDGES AND AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND THAT THE BANK WOULD NOT EXTEND CREDIT TO THE BORROWER IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS AGREEMENT. BORROWER IRREVOCABLY APPOINTS EACH AND EVERY OFFICER OF BORROWER (NOTWITHSTANDING THE PROVISIONS OF
SECTION 9.2), AS ITS ATTORNEYS UPON WHOM MAY BE SERVED BY REGULAR OR CERTIFIED MAIL AT THE ADDRESS SET FORTH IN SECTION 9.2 HEREOF, ANY NOTICE, PROCESS OR PLEADING IN ANY ACTION OR PROCEEDING AGAINST IT ARISING OUT OF OR CONNECTION WITH THIS AGREEMENT.

                  9.9 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Illinois.

                  9.10 Integration. This Agreement and the other Loan Documents constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof.

                  9.11 Amendment and Waiver. No amendment of this Agreement, and no waiver of any one or more of the provisions hereof shall be effective unless set forth in writing and signed by the parties hereto.

                  9.12 Successors and Assigns.

                      (a) Generally. This Agreement (i) shall be binding upon the Borrower and upon the Bank, and the respective successors and assigns of each, and (ii) shall inure to the benefit of the Borrower and the Bank, and the respective successors and assigns of each, provided, however, that neither the Borrower nor the Bank may assign its rights hereunder or any interest herein without the prior written consent of the other party, and any such assignment or attempted assignment shall be void and of no effect. For the avoidance of doubt, the Bank hereby consents to the Domestication.

                      (b) Participations. The Bank may from time to time sell or otherwise grant participations in the Loans and the Note, and the holder of any such participation, if the participation agreement so provides, (i) shall, with respect to its participation, be entitled to all of the rights of the Bank and
(ii) may exercise any and all rights of setoff or banker's lien with respect thereto, in each case as fully as though the Borrower were directly indebted to the holder of such participation in the amount of such participation. The Bank may disclose to prospective participants such information regarding the Borrower's affairs as the Bank possesses. The Bank shall give notice to the Borrower of the grant of such participations; however, the failure to give such notice shall not affect any of the Bank's rights hereunder.

                  9.13 Severability of Provisions. Any provision in this Agreement that is held to be inoperative, unenforceable, voidable, or invalid in any jurisdiction shall, as to that jurisdiction, be ineffective, unenforceable, void or invalid without affecting the remaining provisions, and to this end, the provisions of this Agreement are declared to be severable.

                  9.14 JURY WAIVER. BORROWER AND BANK HEREBY IRREVOCABLY AND KNOWINGLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ANY COUNTERCLAIM) ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TRANSACTIONS RELATED HERETO OR THERETO, INCLUDING WITHOUT LIMITATION, ANY ACTION OR PROCEEDING (A) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY OTHER AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (B) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. BANK AND BORROWER AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE COURT AND NOT A JURY.

                  9.15 Indemnification.

                      (a) If, after receipt of any payment of all or any part of the Obligations, the Bank is compelled to surrender such payment to any Person or entity for any reason (including, without limitation, a determination that such payment is void or voidable as a preference or fraudulent conveyance, an impermissible setoff, or a diversion of trust funds), then this Agreement and the other Loan Documents shall continue in full force and effect, and the Borrower shall be liable for, and shall indemnify, defend and hold harmless the Bank with respect to the full amount so surrendered.

                      (b) The Borrower shall indemnify, defend and hold harmless the Bank with respect to any and all claims, expenses, demands, losses, costs, fines or liabilities of any kind, including reasonable attorneys' fees and costs, arising from or in any way related to (i) acts or conduct of the Borrower under, pursuant to or related to this Agreement and the other Loan Documents,
(ii) the Borrower's breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, and (iii) the Borrower's failure to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state, or local, or court or administrative orders or decrees, including without limitation those resulting from any Hazardous Materials or dangerous environmental condition within, on, from, related to or affecting any real property owned or occupied by the Borrower, unless resulting from the acts or conduct of the Bank constituting gross negligence or willful misconduct.

                      (c) The provisions of this section shall survive the termination of this Agreement and the other Loan Documents and shall be and remain effective, notwithstanding the payment of the Obligations, the cancellation of the Note, the release of any Encumbrance securing the Obligations or any other action which the Bank may have taken in reliance upon its receipt of such payment. Any cancellation of the Note, release of any Encumbrance or other such action shall be deemed to have been conditioned upon any payment of the Obligations having become final and irrevocable.

                  9.16 Patriot Act Notice. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For purposes of this section, account shall be understood to include loan accounts. The Borrower certifies that it is not identified in any list of known or suspected terrorists published by any United States government agency, nor is the Borrower an "enemy" or an "ally of the enemy" within the meaning of Section 2 of the Trading with the Enemy Act (50 U.S.C. App. ss.ss. 1 et seq.), as amended.

                  IN WITNESS WHEREOF, the undersigned have caused this Loan Agreement to be executed by their duly authorized officers on the date first above written.

                                   FUEL TECH, INC., a Massachusetts corporation


                                   By:
                                            ------------------------------------
                                   Name:
                                            ------------------------------------
                                   Title:
                                            ------------------------------------


                                   WACHOVIA BANK, NATIONAL ASSOCIATION


                                   By:
                                          --------------------------------------
                                   Name:  Eric M. Del Viscio
                                   Title: Vice President

                                  SCHEDULE 3.6

                                   Guaranties


None

                                  SCHEDULE 6.1

                                  Subsidiaries


1. Fuel Tech Holdings N.V. (Netherlands Antilles)


2. Fuel Tech Targeted Injection Chemicals, Ltd. (Canada)


3. Fuel Tech Jamaica Limited (Jamaica)


4. Fuel Tech Srl (Italy)


5. Fuel Tech B.V. (Netherlands)


6. Fuel Tech GmbH (Germany)

                                  SCHEDULE 6.2

                                  Indebtedness

None

                                  SCHEDULE 6.3

                                  Encumbrances

Transactions With Affiliates

1. Fuel Tech, Inc. has advances to employees outstanding in the amount of $79,010 at June, 30, 2006.

2. Fuel Tech, Inc. has an intercompany loan agreement with Fuel Tech Srl. The outstanding balance due to Fuel Tech, Inc. is 214,000 Euro at June 30, 2006.

                                   EXHIBIT "A"
                               NOTICE OF BORROWING


Wachovia Bank, National Association
2240 Butler Pike
Plymouth Meeting, PA 19462
Fax: (610) 941-3149
Attn:

Gentlemen and Ladies:

         The undersigned, FUEL TECH, INC., (the "BORROWER") refer to the Loan Agreement, dated as of July __, 2006 among the Borrower and Wachovia Bank, National Association (the "Bank") (as amended, modified and/or extended the "Loan Agreement"), the terms defined therein being used herein as therein defined, and hereby:

         [1. Gives you notice, irrevocably, pursuant to the Loan Agreement, that the Borrower hereby requests a Revolving Credit Loan under the Loan Agreement and, set forth below the information relating to such Revolving Credit Loan (the "Proposed Advance") as required under the Loan Agreement:

            (a) the requested Business Day of the Proposed Advance is _________, ____;

            (b)  the aggregate amount of the Proposed Advance is $_____________;

            (c)  the Proposed Advance should accrue interest as follows:
                 $__________ LIBOR-Based Rate, and/or $______________ Variable
                 Rate;

            (d) if any portion the Proposed Advance is intended to be a LIBOR-Based Loan, the Interest Period therefor shall be ___ month,

            (e) after this request, the Bank would not administer concurrently more than three LIBOR-Based Loans]

                                       or

         [2. Gives you notice, irrevocably, pursuant to the Loan Agreement, that the Borrowers hereby requests to continue or convert the interest rate accruing on certain Revolving Credit Loans under the Loan Agreement and, set forth below the information relating to such Revolving Credit Loans (the "Portion") as required under the Loan Agreement:

            (a) the amount to be converted or continued is $___________________;

            (b)  the Proposed Advance should accrue interest as follows:
                 $______________ at the LIBOR-Based Rate, and/or $_________ at
                 the Variable Rate;

            (c) if any Portion is intended to be an LIBOR Rate Loan the Interest Period therefor shall be ___ month;

            (d) after this request, the Bank would not administer concurrently more than three LIBOR-Based Loans]

         3. Confirms as follows, both as of the date hereof and as of the date of the Proposed Advance or Portion: (a) the representations and warranties of the Borrower contained in Article IV of the Loan Agreement are and shall be correct on and as of each such date, except that the representation and warranties in Section 3.4 shall refer to the financial statements most recently supplied to the Bank pursuant to Section 5.2 of the Loan Agreement; (b) no Default or Event of Default has occurred and is continuing; (c) no material adverse change has occurred in the financial condition of the Borrower since the Closing Date.

Dated: ________________, ______          Very truly yours,

                                         FUEL TECH, INC.


                                         By:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------

                                   EXHIBIT "B"

                             COMPLIANCE CERTIFICATE

Wachovia Bank, National Association
2240 Butler Pike
Plymouth Meeting, PA 19462
Fax: (610) 941-3149

Attn:  Patrick Kaufmann

Ladies and Gentlemen:

         This Compliance Certificate ("Compliance Certificate") is executed and delivered pursuant to Section 5.2(c) of the Loan Agreement, dated as of July __, 2006 (the "Loan Agreement"), by and among FUEL TECH, INC., (the "Borrower") and Wachovia Bank, National Association (the "Bank"). All capitalized terms used herein without definition shall have the meanings given to them in the Loan Agreement.

         3. Attached hereto are: [the financial statements required by Section 5.2(a) of the Loan Agreement; [or] [the financial statements required by Section 5.2(b) and 5.2(c) of the Loan Agreement.

         4. The undersigned has reviewed the terms of the Loan Agreement and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and financial condition of the Borrowers during the fiscal period covered by this Compliance Certificate.

         5. As of the Certificate Date, the following financial covenants had the values listed herein:

                                                COVENANT           ACTUAL


(a) Total Funded Debt to EBITDA
                                              ------------       -------------

(b) Minimum Fixed Charge Coverage
                                              ------------       -------------

         6. Attached hereto as Schedule I are the calculations and information necessary to determine the foregoing covenant values.

         7. As of the date hereof: (a) no Default or Event of Default has occurred and is continuing under the Loan Agreement; (b) the representations and warranties of the Borrower contained in Article III (other than Section 3.7) of the Loan Agreement are true and correct in all material respects as of the date hereof, except that the representations and warranties in Section 3.4 shall refer to the financial statements most recently supplied to the Bank pursuant to
Section 5.2 of the Loan Agreement and the representation and warranty in Section
3.14 shall be true and correct only as of the date of the Loan Agreement; and
(c) no material adverse change has occurred in the financial condition of the Borrower since the date of the most recent Financial Statements supplied to the Bank pursuant to Section 5.2 of the Loan Agreement.

         8. [As a result of appointments and/or elections, the Board of Directors and officers of the Borrower are as follows: _________________________ ______________________________________________________].

         This Compliance Certificate is executed on _____________, by the Chief Financial Officer of the Borrower. The undersigned hereby certifies that each and every matter contained herein is derived from the Borrower's books and records and is, to the best knowledge of the undersigned, true and correct.

                                 FUEL TECH, INC.


                                 By:
                                         ---------------------------------------
                                 Title:  Chief Financial Officer
                                         ---------------------------------------

                                  EXHIBIT "C"


                                 FUEL-TECH N.V.
                             CASH INVESTMENT POLICY


             [FUEL TECH TECHNOLOGY FOR A RENEWED ENVIRONMENT LOGO]

             [FUEL TECH TECHNOLOGY FOR A RENEWED ENVIRONMENT LOGO]


                               TABLE OF CONTENTS



CASH INVESTMENT POLICY                                                        3
  OVERVIEW                                                                    3
  ADOPTION                                                                    3
  SCOPE                                                                       3

  INVESTMENT OBJECTIVES                                                       3
    Preservation of Capital                                                   3
    Maintain Liquidity                                                        3
    Maximize Return                                                           4
    Specific Obligations and Future Needs                                     4

  AUTHORIZED INVESTMENTS AND ALLOWABLE CREDIT RATING                          4

  INVESTMENT ALLOCATION                                                       5

  AUTHORIZED BROKER DEALERS and QUALIFICATIONS                                5

  MONITORING OF OBJECTIVES AND RESULTS                                        5

  ADDENDUM A - AUTHORIZED INVESTMENT PERSONNEL                                6

  ADDENDUM B - AUTHORIZED INVESTMENT BROKERS and DEALERS                      7

             [FUEL TECH TECHNOLOGY FOR A RENEWED ENVIRONMENT LOGO]



                             CASH INVESTMENT POLICY

OVERVIEW

Fuel-Tech NV {FTNV} recognizes that due to the nature of its operating Business Segments, excess cash reserves will arise from time to time. Cash reserves are defined as the balance of funds available after having given consideration to 1) the amount of funds necessary to meet the operating liquidity needs of the business, and 2) those funds required for specific legal, contractual or long-term investment requirements.

The remainder of this document defines the details of the Cash Investment Policy (the Policy) as follows: Adoption, Scope, Investment Objectives, Authorized Investments and Allowable Credit Rating, investment Allocation, Authorized Broker/Dealers, Monitoring of Objectives and Reporting. Again, this Policy will exclude all specifically identified Cash requirements for any specific legal, contractual or long-term investment requirements,

ADOPTION

It is the responsibility of the Board of Directors to adopt the Policy as written and to approve all subsequent changes to the Policy. This Policy will be reviewed on a recurring basis as defined further below based on input from FTNV's Chief Financial Officer, its investment advisors and or by other qualified, approved, and authorized FTNV Finance personnel.

SCOPE

This Policy applies to FTNV and its consolidated subsidiaries, and to all personnel authorized to engage in cash investment transaction as defined in this Policy {Addendum A).

INVESTMENT OBJECTIVES

The primary objectives of the Policy are to provide safety and liquidity for excess cash balances, and only after these requirements are clearly met, to seek optimum yields. Below, the key financial objectives of the FTNV cash investment portfolio are defined:

Preservation of Capital

Preserve the principal value of the investment. FTNV shall consider the safety of its capital as the primary objective in investment activities. Each investment transaction shall seek to first ensure that capital losses are avoided, whether they are from security default or the erosion of market value.


Maintain Liquidity

Maintain an investment portfolio that provides access to the cash or cash equivalents necessary to meet the immediate short-term operating needs of FTNV. Liquidity needs shall be anticipated by matching investment maturities with forecasted cash flow requirements and by investing in securities with active secondary markets.

             [FUEL TECH TECHNOLOGY FOR A RENEWED ENVIRONMENT LOGO]

Maximize Return

Attain the maximum return on the investment portfolio (net of investment management fees if applicable) consistent with the investment objectives set forth in this Investment Policy. The financial return objective will be reviewed by FTNV's Chief Financial Officer on a recurring basis.

Specific Obligations and Future Needs

Address and provide for any specific legal, contractual or long-term investment requirements of FTNV and its subsidiaries.

AUTHORIZED INVESTMENTS AND ALLOWABLE CREDIT RATING

To achieve FTNV investment objective, all excess cash balances shall be invested in the following securities:

-----------------------------------------------------------------------------------------------------------------------------------
      Security                                 Mimimum Allowable Credit Rating              Maximum Duration/Maturity
-----------------------------------------------------------------------------------------------------------------------------------
Direct obligations of the U.S.                              N/A                                      1 Year
Treasury, including Bills, Notes and
Bonds
-----------------------------------------------------------------------------------------------------------------------------------
Federal Agency and Government                               N/A                                      1 Year
Sponsored Entity Securities e.g.
FNMA, GNMA, FHLB, Freddie Mac
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Obligations, including               Rated A1 by Standard and Poors,                       1 Year
Commercial Paper, Bonds and Notes                 Rated P1 by Moody's or
as issued by either domestic or                Rated AAA by Standard & Poors,
foreign entitles                                     Rated Aaa Moody's
-----------------------------------------------------------------------------------------------------------------------------------
Municipal Notes and Bonds                      Rated SP1 by Standard and Poors,                      1 Year
                                                  Rated MIG1 by Moody's
-----------------------------------------------------------------------------------------------------------------------------------
Auction Rate Securities                        Rated AAA by Standard and Poors,                      1 Year
                                                       Rated Aaa Moody's
-----------------------------------------------------------------------------------------------------------------------------------
Money Market Mutual Funds                      Rated AAA by Standard and Poors,                      1 Year
                                                       Rated Aaa Moody's
-----------------------------------------------------------------------------------------------------------------------------------
Money Market instruments, including            Rated AAA by Standard and Poors,                      1 Year
Certificates of Deposits, Banker's                     Rated Aaa Moody's
Acceptances, Bank Time Deposits,
Repurchase Agreements
-----------------------------------------------------------------------------------------------------------------------------------
Asset-Backed Securities                        Rated AAA by Standard & Poors,                        1 Year
                                                       Rated Aaa Moody's
-----------------------------------------------------------------------------------------------------------------------------------

All investments will be denominated in United States dollars or in the functional currency of FTNV subsidiaries.

             [FUEL TECH TECHNOLOGY FOR A RENEWED ENVIRONMENT LOGO]

INVESTMENT ALLOCATION

To achieve FTNV's investment objective, all excess cash balances shall be divided into two separate pools. The pools shall be identified as the Current investment Pool and the Intermediate-Term investment Pool. The investment time frame for the Current investment Pool is zero to three months while the time frame for the Intermediate-Term Investment Pool is four to twelve months.

The purpose of the Current Pool is to provide immediate cash flow to support the FTNV's operations in the near-term. The percentage of total cash assets in the Current Pool will be determined by the forecasted cash requirements of FTNV's operating business segments and an analysis of available investments and their respective returns.

The purpose of the Intermediate Pool is to invest available cash that is not required in the near term, but rather, will need to be made available on a longer term basis. The percentage of total cash assets in the Current Pool will be determined by the forecasted cash requirements of FTNV's operating business segments and an analysis of available investments and their respective returns.

AUTHORIZED BROKER DEALERS and QUALIFICATIONS

Listed in Addendum B below are the firms in which FTNV's authorized investment personnel can invest the available cash reserves. All authorized investment firms must maintain a net worth of not less than $1 billion and they must be members in good standing of the Securities Investor Protection Corporation
(SPIC).

MONITORING OF OBJECTIVES AND RESULTS

ALL objectives in this Policy are in effect until modifications are recommended by the Chief Financial Officer and approved by the FTNV Board of Directors. The objectives should be reviewed on an annual basis for their continued appropriateness, or more often if the need arises.

It is the responsibility of FTNV's authorized investment personnel or authorized broker dealers to advise the Chief Financial Officer if, at any time, any specific guideline in this Policy inhibits the achievement of any of the stated objectives.

All investment decisions are to be made with the approval of the Chief Financial Officer and two signatures from FTNV's list of authorized investment personnel must evidence the investment transaction. Further, subsequent to submission of the investment request to the authorized broker-dealer, the authorized broker dealer must confirm the transaction with Chief Financial Officer, or another member of FTNV's authorized investment personnel via e-mail or phone call. There will be no exceptions to the investment Policy without prior approval from the Board of Directors.

On a monthly basis, a report summarizing the assets held in the investment portfolio, and all prior month investment activity, will be provided to the Chief Financial Officer by the authorized investment personnel listed in Addendum A.

             [FUEL TECH TECHNOLOGY FOR A RENEWED ENVIRONMENT LOGO]

ADDENDUM A - AUTHORIZED INVESTMENT PERSONNEL

The following named officers and finance personnel of FTNV, are authorized, for and on behalf of the FTNV, to establish and maintain one or more accounts with the approved investment brokers and dealers set forth in Addendum B for the purpose of buying and selling approved securities described in the investment Poiicy. All investment decisions and all new accounts are to be authorized by the Chief Financial Officer:



-----------------------------------------------------------------------
Name                                Title
-----------------------------------------------------------------------
Vincent J. Arnone                   Chief Financial Officer
-----------------------------------------------------------------------
John J. Culligan                    Direct of Financial Reporting and
                                    Compliance
-----------------------------------------------------------------------
Ellen T. Albrecht                   Controller
-----------------------------------------------------------------------

             [FUEL TECH TECHNOLOGY FOR A RENEWED ENVIRONMENT LOGO]

ADDENDUM B - AUTHORIZED INVESTMENT BROKERS and DEALERS

The following companies have been approved by the Board of Directors as companies with whom approved officers and finance personnel may establish and maintain accounts for the purposes of buying and selling the approved securities described in the investment policy. Additions to the list will be approved at quarterly Board meetings. Preference will be given to those firms which are approved depositories for FTNV. Deletions from the list do not need Board approval.

                       -----------------------------------
                               BROKER DEALER NAME
                       -----------------------------------
                       Bank of America
                       -----------------------------------
                       Wachovia Securities
                       -----------------------------------